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                            STOCK PURCHASE AGREEMENT

                                 by and between

                                  EDWARD MUFSON

                                       and

                          CYBERSHOP INTERNATIONAL, INC.


                              Dated March 24, 1999

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                            STOCK PURCHASE AGREEMENT

      STOCK PURCHASE AGREEMENT (the "Agreement") dated March 24, 1999 by and between CYBERSHOP INTERNATIONAL, INC., a Delaware corporation (the "Purchaser") and EDWARD MUFSON (the "Stockholder").

                              W I T N E S S E T H :

      WHEREAS, the Stockholder owns all of the issued and outstanding shares of common stock, par value of $.01 per share (the "Shares") of Deal-A-Day, Inc., a Massachusetts corporation (the "Company");

      WHEREAS, the Stockholder desires to sell, and the Purchaser desires to purchase, all of the Shares pursuant to the provisions of this Agreement;

      WHEREAS, for federal income tax purposes it is intended that the purchase of the Shares shall qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"); and

      WHEREAS, for accounting purposes it is intended that the transaction meet the requirements to qualify as a "pooling."

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

                                    ARTICLE I

                               SALE OF THE SHARES

      Section 1.1 Sale of the Shares. Subject to the terms and conditions herein stated, the Stockholder hereby assigns, transfers and delivers to the Purchaser, and the Purchaser hereby purchases from the Stockholder, 50,000 Shares representing all of the issued and outstanding Shares of the Company. All certificates representing the Shares shall be duly endorsed by the Stockholder transferring the same, with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and canceled.

      Section 1.2 Closing. The Closing under this Agreement (the "Closing") is taking place simultaneously with the execution and delivery of this Agreement at 10:00 A.M., on the date hereof, at the offices of Davis & Gilbert LLP, 1740 Broadway, New York, New York 10019. Such date is herein referred to as the "Closing Date".

                                   ARTICLE II

                                 PURCHASE PRICE

      Section 2.1 Purchase Price. In full consideration for (i) the purchase by the Purchaser of the Shares and (ii) the agreement of the Stockholder to be bound by the non-competition and non-solicitation provisions set forth in the Employment Agreement attached hereto as Exhibit A, the Purchaser will issue to the Stockholder 250,000 unregistered shares of its common stock, par value $0.001 per share ("CYSP Stock"). 25,000 shares of CYSP Stock shall have registration rights in accordance with the Registration Rights Agreement annexed hereto as Exhibit B.

                                   ARTICLE III

                       REPRESENTATIONS OF THE STOCKHOLDER

      The Stockholder represents, warrants and agrees to and with the Purchaser as follows:

      Section 3.1 Execution and Validity of Agreement; Restrictive Documents.

      3.1.1 Execution and Validity. The Stockholder has the full legal right and capacity to enter into this Agreement and to perform his obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

      3.1.2 Stock Ownership. The Stockholder is the true and lawful owner of the Shares and all of such Shares have been duly and validly authorized and issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and such ownership is free and clear of all mortgages, liens, security interests, pledges, encumbrances, claims, charges and restrictions of any kind or character (individually, a "Lien" and collectively, "Liens").

      3.1.3 No Options. There are no outstanding subscriptions, options, rights, warrants, calls, commitments or arrangements of any kind to acquire any Shares and there are no agreements or understandings with respect to the sale or transfer of Shares.

      3.1.4 No Restrictions. There is no suit, action, claim, or to the best information,


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knowledge and belief of the Stockholder, investigation or inquiry by any administrative agency or governmental body, and no legal, administrative or arbitration proceeding pending or, to the best knowledge, information and belief of the Stockholder, threatened against the Stockholder or any of his properties or assets, with respect to the execution, delivery and performance of this Agreement or the transactions contemplated hereby or any other agreement entered into by the Stockholder in connection with the transactions contemplated hereby.

      3.1.5 Non-Contravention. The execution, delivery and performance by the Stockholder of his obligations hereunder and the consummation of the transactions contemplated hereby, will not (a) result in the violation by the Stockholder of any statute, law, rule, regulation or ordinance (collectively, "Laws"), or any judgment, decree, writ or similar order, whether preliminary or final (collectively, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to the Stockholder or any of his assets or properties, or (b) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Stockholder to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person (as defined in Section 9.3 below) any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Stockholder, under any of the terms, conditions or provisions of any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (collectively, "Instruments") to which the Stockholder is a party or by which he or any of his assets or properties are bound.

      3.1.6 Approvals and Consents. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Instrument to which the Stockholder is a party or his assets or properties are bound for the execution and delivery of this Agreement by the Stockholder, the performance by the Stockholder of his obligations hereunder or the consummation of the transactions contemplated hereby.

      3.1.7 Residence. The Stockholder is a resident of the Commonwealth of Massachusetts.

      Section 3.2 Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, with the full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted. The Company is duly qualified, licensed or admitted to do


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business and is in good standing in those jurisdictions set forth on Schedule
3.2, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary.

      Section 3.3 Subsidiaries and Investments; Capital Stock.

      3.3.1 Subsidiaries and Investments. The Company does not own any capital stock or other equity or ownership or proprietary interest in any corporation, limited liability company, association, trust, joint venture or other entity.

      3.3.2 Capital Stock. The Company has an authorized capitalization consisting of 200,000 shares of common stock, $.01 par value of which 50,000 shares are issued and outstanding and no shares are held in the treasury of the Company. All such shares have been duly authorized and validly issued and are fully paid and non-assessable, and have not been issued in violation of any preemptive rights of Stockholder. No other class of capital stock of the Company is authorized or outstanding. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character (collectively, "Options") providing for the purchase, issuance or sale of any shares of the capital stock of the Company, or outstanding agreements or commitments to grant, extend or enter into any Option with respect thereto, or outstanding Options providing for settlement in cash. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equivalent thereof.

      Section 3.4 Financial Statements and No Material Changes. Schedule 3.4(a) sets forth the audited balance sheets of the Company as at December 31, 1998 and the related audited statements of income and retained earnings and cash flows for the calendar year then ended (the balance sheet of the Company as at December 31, 1998, is hereinafter referred to as the "Balance Sheet"). Such financial statements, including the footnotes thereto, have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated ("GAAP"). The Balance Sheet fairly presents the financial condition of the Company at the date thereof and fairly presents all claims against and all debts and liabilities of the Company, fixed or contingent, as at the date thereof, required to be shown thereon under GAAP, and the related statements of income and retained earnings and cash flows fairly present the results of operations of the Company, retained earnings and the cash flows for the period indicated. Except as reflected in the January 31, 1999 balance sheet or as specifically stated in Schedule 3.23, since December 31, 1998 (the "Balance Sheet Date"), there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of the Company.

      Section 3.5 Books and Records. All accounts, books, ledgers and official and other records material to the business of the Company maintained by or on behalf of the Company of whatsoever kind have been properly and accurately kept and completed in all material


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respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as set forth on Schedule 3.5, the Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and possession of the Company.

      Section 3.6 Personal Property; Encumbrances. The Company has good and valid title to, or enforceable leasehold interests in or valid rights under contract to use, all the properties and assets owned or used by it (personal, tangible and intangible), including, without limitation (a) all the properties and assets reflected in the Balance Sheet, and (b) all the properties and assets purchased or otherwise contracted for by the Company since the Balance Sheet Date (except for properties and assets reflected in the Balance Sheet or acquired or otherwise contracted for since the Balance Sheet Date that have been sold or otherwise disposed of in the ordinary course of business), in each case free and clear of all Liens, except for Liens set forth on Schedule 3.6. The property, plant and equipment owned or otherwise contracted for by the Company is in a state of good maintenance and repair (ordinary wear and tear excepted) and is adequate and suitable in all material respects for the purposes for which they are presently being used.

      Section 3.7 Real Property.

      3.7.1 Owned Real Property. The Company does not own a freehold interest in any real property or any option or right of first refusal or first offer to acquire real property.

      3.7.2 Leased Real Property. Schedule 3.7.2 contains an accurate and complete list of all real property leases to which the Company is a party (as lessee, lessor, sublessee or sublessor), including, without limitation, leases which the Company has subleased or assigned to a third party and as to which the Company remains liable. Each real property lease set forth on Schedule 3.7.2 (or required to be set forth on Schedule 3.7.2) is valid, binding and in full force and effect; all rents and additional rents and other sums, expenses and charges due on each such lease have been paid; and the lessee has been in peaceable possession since the commencement of its original possession under such lease and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by or would be required from the lessor. [Except as set forth in Schedule 3.7.2, there exists no default or event of default by the Company or to the best knowledge, information and belief of the Stockholder, by any other party to such real property lease, or occurrence, condition or act (including the purchase of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company under such real property lease, and there are no outstanding claims of breach or indemnification or notice of default or termination of any real property lease.] The real property leased by the Company is, in all material respects, in a state of good maintenance and


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repair and is, in all material respects, adequate and suitable for the purposes for which it is presently being used, and to the best knowledge, information and belief of the Stockholder, there are no material repair or restoration works likely to be required in connection with any of the leased real properties. Except as set forth on Schedule 3.7.2, the Company is in physical possession and actual and exclusive occupation of the whole of their leased properties. No real property lease is subject or subordinate to any superior lease or mortgage except as set forth on Schedule 3.7.2. The Company does not owe any brokerage commission with respect to any such real property leases.

      Section 3.8 Contracts. Schedule 3.8 hereto contains an accurate and complete list of the following agreements to which the Company is a party: (a) all Plans (as such term is defined in Section 3.19), (b) any personal property lease with a fixed annual rental of $10,000 or more, (c) any contract relating to capital expenditures which involve payments of $10,000 or more in any single or related transaction, (d) any loan or advance to, or investment in, any other Person or any contract relating to the making of any such loan, advance or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any other Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (f) any management service, employment, consulting or any other similar type of contract, agreement or document relating to services to be provided to the Company which is not cancelable by the Company without penalty or other financial obligation within 30 days, (g) any contract limiting its freedom to engage in any line of business or to compete with any other Person, (h) any contract (not covered by another subsection of this Section 3.8) which involves $10,000 or more over the unexpired term thereof and is not cancelable by the Company without penalty or other financial obligation within 30 days, (i) any collective bargaining agreement, (j) any contract with any of its officers or directors or the Stockholder (including indemnification agreements), (k) any secrecy or confidentiality agreement (other than standard confidentiality agreements in computer software license agreements or agreements with clients entered into in the ordinary course of business), (l) any licensing or franchise agreement (other than license agreements for "off-the-shelf" third party computer software not included within the Company's products or services), (m) any agreement with a client which generates annual revenues of $10,000 or more. Each contract set forth on Schedule 3.8 (or required to be set forth on Schedule 3.8) is in full force and effect, and there exists no default or event of default by the Company or to the best knowledge, information and belief of the Stockholder, by any other party, or occurrence, condition, or act (including the purchase of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder by the Company, and there are no outstanding claims of breach or indemnification or notice of default or termination of any such contracts.

      Section 3.9 Non-Contravention; Approvals and Consents.

      3.9.1 Non-Contravention. The execution, delivery and performance by the Stockholder of his obligations hereunder and the consummation of the transactions


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contemplated hereby, will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of the Company, or (b) result in the violation by the Company of any Laws or Orders of any Governmental or Regulatory Authority, applicable to the Company or any of its assets or properties, except as would not reasonably be expected to have a "Material Adverse Effect" (as defined below), or (c) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Company to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company, under any of the terms, conditions or provisions of any Instruments to which the Company is a party or by which the Company or any of its assets or properties is bound. For purposes of this Agreement, "Material Adverse Effect" shall mean any material and adverse effect on the financial condition, results of operations, assets, properties or business of the Company or the Purchaser, as applicable.

      3.9.2 Approvals and Consents. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Instrument to which the Company is a party or by which its assets or properties are bound for the execution and delivery of this Agreement by the Stockholder, the performance by the Stockholder of his obligations hereunder or the consummation of the transactions contemplated hereby.

      Section 3.10 Litigation. There is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge, information and belief of the Stockholder, any investigation by) any governmental or other instrumentality or agency, pending or, to the best knowledge, information and belief of the Stockholder, threatened, against the Company with respect to this Agreement or the transactions contemplated hereby, or against or affecting the Company or its properties or rights; and no acts, facts, circumstances, events or conditions occurred or exist which are a basis for any such action, proceeding or investigation. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

      Section 3.11 Taxes. The Company has timely filed, or caused to be filed, taking into account any valid extensions of due dates, completely and accurately in all material respects, all federal, state, local and foreign tax or information returns (including estimated tax returns) required under the statutes, rules or regulations of such jurisdictions to be filed by the Company with respect to income, franchise, capital stock, employees' income withholding, back-up withholding, withholding on payments to foreign Persons, social security, unemployment, disability, real property, personal property, sales, use, excise, transfer and other taxes (including interest, penalties or additions to tax in respect of the foregoing) whether disputed or not (all of the foregoing collectively referred to as "Taxes"). All Taxes


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shown on said returns to be due and all additional assessments received prior to the Balance Sheet Date have been paid or are being contested in good faith, in which case, such contested assessments are set forth on Schedule 3.11. All sales taxes due and owing prior to the Closing Date have been paid. The amount set up as an accrual for Taxes on the Balance Sheet is sufficient for the payment of all unpaid Taxes of the Company, whether or not disputed, for all periods ended on and prior to the date thereof. Since the Balance Sheet Date, the Company has not incurred any liabilities for Taxes other than in the ordinary course of business. The Stockholder has delivered to the Purchaser correct and complete copies of all U.S. federal and Massachusetts State income tax returns filed with respect to the Company for all taxable periods since its inception. None of the federal, state or local tax returns of the Company has ever been audited by the Internal Revenue Service ("IRS") or any other Governmental or Regulatory Authority. No examination of any return of the Company is currently in progress, and the Company has not received notice of any proposed audit or examination. No deficiency in the payment of Taxes by the Company for any period has been asserted by any taxing authority and remains unsettled at the date of this Agreement. The Company has not made any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any tax against it or filed a consent with the IRS pursuant to Section 341(f)(2) of the Code or with any other governmental agency to any similar effect or made an election under Section 338 of the Code. The Company has not been a member of an affiliated group filing consolidated federal income tax returns nor has it been included in any combined, consolidated or unitary state or local income tax return. The Company is not a party to any tax allocation or tax sharing agreement nor does it have any contractual obligation to indemnify any other Person with respect to Taxes. The Company has not been a United States real property holding corporation within the meaning or Section 897(c)(2) of the Code within the period specified in Section 897(c)(1)(A)(ii) of the Code. The Company will not be required as a result of a change in accounting method for any period ending on or before the Closing Date to include any adjustment under
Section 481 of the Code (or any similar provision of state, local or foreign income tax law) in income for any period ending after the Closing Date.

      Section 3.12 Liabilities. Except as set forth in the Balance Sheet or referred to in the footnotes thereto, the Company does not have any outstanding claims, liabilities or indebtedness of any nature whatsoever (collectively in this Section 3.12, "Liabilities"), whether accrued, absolute or contingent, determined or undetermined, asserted or unasserted, and whether due or to become due, other than (i) Liabilities specifically disclosed in any Schedule hereto;
(ii) Liabilities under contracts, purchase orders and other agreements, arrangements and commitments of the type required to be disclosed by the Stockholder on any Schedule and so disclosed or which because of the dollar amount or other qualifications are not required to be listed on such Schedule;
(iii) Liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date not involving borrowings by the Company and (iv) liabilities which are fully covered by insurance maintained by the Company. Schedule 3.8 sets forth a list of all current arrangements of the Company for borrowed money and all outstanding balances with respect thereto. The


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Company is not in default in respect of the terms or conditions of any borrowings.

      Section 3.13 Insurance. Schedule 3.13 is a schedule of all insurance policies (including life insurance) or binders maintained by the Company. All such policies are in full force and effect and all premiums that have become due have been currently paid. The Company has not received any notice of cancellation or non-renewal of any such policy or binder. The Company has not filed for any claims exceeding $5,000 against any of its insurance policies.

      Section 3.14 Intellectual Property; Customer Lists.

      (a) Schedule 3.14 hereto contains an accurate and complete list of all Intellectual Property (as defined below) owned by the Company and all agreements under which any Person has granted a license for any Intellectual Property to the Company (other than license agreements for "off the shelf" third party computer software not included within the Company's products or services). The Company has all right, title and interest in, a valid and binding license to use, or has the requisite permission and authority to use all Intellectual Property used in the conduct of its business. Except as set forth on Schedule 3.14, no claim of infringement or misappropriation of Intellectual Property is or has been pending or, to the best knowledge, information and belief of the Stockholder, threatened against the Company and/or Stockholder and, to the best knowledge, information and belief of the Stockholder, the Company and/or the Stockholder are not infringing or misappropriating any Intellectual Property of any Person. The Company has not granted any license, franchise or permit in effect on the date hereof to any Person to use any of the trade names or any of the trademarks owned by it. The term "Intellectual Property" means patents and patent rights, trademarks and trademark rights, tradenames and tradename rights, service marks and service mark rights, service names and service name rights, copyright and copyright rights, trade secrets and trade secret rights, rights of privacy and publicity, and other proprietary intellectual property and personal rights, including without limitation "WWW.DEALADAY.COM," and all pending applications for and registrations of any of the foregoing.

      (b) The customer lists and emails addresses relating to the customer lists being delivered by the Stockholder are complete and represent all of the customer lists and email addresses in the Company's possession relating to the Company's business.


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      Section 3.15 Compliance with Laws; Licenses and Permits.

      3.15.1 Compliance. The Company is, and its business has been conducted, in compliance with all applicable Laws and Orders, except in each case where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, including without limitation, (a) all Laws and Orders promulgated by the Federal Trade Commission or any other Governmental or Regulatory Authority; (b) all environmental Laws and Orders; and (c) all Laws and Orders relating to labor, civil rights, and occupational safety and health laws, worker's compensation, employment and wages, hours and vacations, or pay equity. The Company has not been charged with, or, to the best information, knowledge and belief of the Stockholder, threatened with or under any investigation with respect to, any charge concerning any violation of any Laws or Orders.

      3.15.2 Licenses. The Company has all licenses, permits and other governmental certificates, authorizations and approvals (collectively, "Licenses") required by a Governmental or Regulatory Authority for the operation of its business and the use of its properties as presently operated or used or contemplated to be operated or used, except where the failure to have such Licenses would not reasonably be expected to have a Material Adverse Effect. All of the Licenses are in full force and effect and no action or claim is pending, nor to the best knowledge, information and belief of the Stockholder is threatened, to revoke or terminate any of such Licenses or declare any such License invalid in any material respect.

      Section 3.16 Suppliers. Schedule 3.16 sets forth for the Company the ten largest suppliers (measured by volume of product supplied) as at the Balance Sheet Date. No supplier of the Company has advised the Company or the Stockholder in writing that it is terminating its relationship or considering refusing to deal with the Company, and to the best knowledge, information and belief of the Stockholder, no supplier has orally advised the Company of any of the foregoing events.

      Section 3.17 Accounts Receivable; Inventory; Accounts Payable. Except as set forth on Schedule 3.17, there are no accounts receivable and outstanding unbilled invoices (including, without limitation, unbilled invoices for services and out of pocket expenses) and other debts due all of which, if any, are good and collectible in full in the ordinary course of business. Except as set forth in Schedule 3.17, there has been no change since the Balance Sheet Date in the amount of the inventory, accounts receivable or other debts due to the Company or the reserves with respect thereto, or accounts payable of the Company except, in each category outlined above, for changes in an amount not exceeding $10,000 plus or minus.

      Section 3.18 Employment Relations. (a) The Company is not engaged in any unfair labor practice; (b) no unfair labor practice complaint against the Company is pending before any Governmental or Regulatory Authority; (c) there is no organized labor strike, dispute, slowdown or stoppage actually pending or to the best knowledge, information and belief of the Stockholder threatened against or involving the Company; (d) there are no labor unions representing or, to the best knowledge, information and belief of the Stockholder, attempting to represent the employees of the Company; (e) no claim or grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and to the best knowledge, information and belief of the Stockholder, no such claim or grievance has been threatened; (f) no collective bargaining agreement is currently being negotiated by the Company; and (g) the Company has not experienced any work stoppage or similar organized labor dispute during the last three years. There is no legal action, suit, proceeding or claim pending or, to the best knowledge, information and belief of the Stockholder, threatened between the Company and any of its employees, former employees, agents, former agents, job applicants or any association or group of any of their employees.

      Section 3.19 Employee Benefit Plans

      3.19.1 List of Plans. Schedule 3.8 to this Agreement lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all termination, severance or other contracts or agreements, whether or not set forth in writing, whether covering one Person or more than one Person, and whether or not subject to any of the provisions of ERISA, which are maintained, contributed to or sponsored by the Company for the benefit of any employee (each item so listed on Schedule 3.8 being referred to herein individually, as a "Plan" and collectively, as the "Plans"). The Stockholder has delivered to the Purchaser a complete and accurate copy (where applicable) of (i) each written Plan and descriptions of any unwritten Plan (including all amendments thereto whether or not such amendments are currently effective), (ii) each summary plan description and summary of material modifications relating to a Plan, (iii) each trust agreement or other funding arrangement with respect to each Plan, including insurance contracts, (iv) the most recently filed IRS Form 5500 relating to each Plan, (v) the most recently received IRS determination letter for each Plan and
(vi) the most recently prepared actuarial reports and the three most recently prepared financial statements, if applicable, in connection with each Plan. Except as set forth on Schedule 3.19.1, neither the Stockholder nor the Company has made any commitment, whether legally enforceable or not (i) to create or cause to exist any other employee benefit plan, program or arrangement or (ii) to modify, change or terminate any Plan.

      3.19.2 Severance. Except as set forth on Schedule 3.19.2, none of the Plans, or any employment agreement or other contract to which the Company is a party or bound, provides for the payment of or obligates the Company to pay separation, severance, termination or similar-type benefits to any Person or obligates the Company to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under
Section 280G of the Code.

      3.19.3 Multi-Employer Plans. Neither the Company nor any ERISA Affiliate (as herein defined) has maintained, contributed to or participated in a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or a multiple employer plan subject to Sections 4063 and 4064 of ERISA) nor has any obligations or liabilities, including withdrawal or successor liabilities, regarding any such plan. As used herein, the term "ERISA Affiliate" means any Person that, together with the Company, is considered a "single employer" pursuant to Section 4001(b) of ERISA.

      3.19.4 Welfare Benefit Plans. Schedule 3.8 sets forth a complete and accurate list of each Plan which provides or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company. Except as set forth on Schedule 3.19.4, the Company has expressly reserved the right, in all Plan documents relating to welfare benefits provided to employees, former employees, officers, directors and other participants and beneficiaries, to amend, modify or terminate at any time the Plans which provide for welfare benefits.

      3.19.5 Administrative Compliance. Each Plan is now and has been operated in all material respects in accordance with the requirements of all applicable law, including, without limitation, ERISA and the Code, and the regulations and authorities published thereunder. Without limitation of the foregoing, each Plan has been administered and maintained in all material respects in compliance with the applicable provisions of Title I of ERISA regarding reporting and disclosure requirements, and all participants and beneficiaries of each Plan have been furnished a summary plan description that complies in all material respects with the requirements of Department of Labor Sections 2520.102-2 and 2520.102-3. The Company has complied in all material respects with the requirements of Sections 601-609 of ERISA. The Company performed all material obligations required to be performed by it under, is not in any respect in default under or in violation of, and the Stockholder has no knowledge of any default or violation by any party to, any Plan. Except as set forth on Schedule 3.19.5, no legal action, suit, audit, investigation or claim is pending or to the best knowledge, information and belief of the Stockholder threatened, with respect to any Plan (other than claims for benefits in the ordinary course) and, to the best knowledge, information and belief of the Stockholder, and except as set forth on
Schedule 3.19.5, no fact, event or condition exists that would be reasonably likely to provide a legal basis for any such action, suit, audit, investigation or claim. All reports, disclosures, notices and filings with respect to such Plans required to be made to employees, participants, beneficiaries, alternate payees and government agencies have been timely made or an extension has been timely obtained.

      3.19.6 Tax-Qualification. Except as set forth on Schedule 3.19.6, each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the best knowledge, information and belief of the Stockholder, no fact or event has occurred or condition exists since the date of such determination letter from the IRS which would be reasonably likely to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

      3.19.7 Funding; Excise Taxes. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan subject to ERISA. The Company has not incurred any liability for any excise tax arising under Sections 4971, 4972, 4975, 4976, 4977, 4978, 4978B, 4979, 4980 or 4980B of the Code or any civil penalty arising under Sections 502(i) or 502(l) of ERISA, and, to the best knowledge, information and belief of the Stockholder, no fact, event or condition exists which could give rise to any such liability. Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation ("PBGC"), or contributions to a Plan, in either case arising in the ordinary course), including, without limitation, any liability in connection with the termination of any employee benefit plan subject to Title IV of ERISA (a "Title IV Plan"); and, to the best knowledge, information and belief of the Stockholder, no fact, event or condition exists which could give rise to any such liability. None of the assets of the Company or any ERISA Affiliate is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor any ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a) (29) of the Code; and to the best knowledge, information and belief of the Stockholder, no fact or event exists which could give rise to any such Lien or requirement to post any such security.

      3.19.8 Tax Deductions. All contributions, premiums or payments required to be made, paid or accrued with respect to any Plan have been made, paid or accrued on or before their due dates, including extensions thereof. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and to the best knowledge, information and belief of the Stockholder, no fact or event exists which could give rise to any such challenge or disallowance.

      Section 3.20 Interests in Customers, Suppliers. Neither the Stockholder nor any entity controlled by the Stockholder nor any officer, director or employee of the Company, any parent, brother, sister, child or spouse of any such officer, director or employee or of the Stockholder (collectively, the "Related Group"), or any entity controlled by anyone in the Related Group:

      (i) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or received payments from, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of the Company;

      (ii) owns, directly or indirectly (other than through the ownership of stock or other securities of the Company), in whole or in part, any tangible or intangible property (including, but not limited to Intellectual Property), that the Company uses in the conduct of business other than immaterial personal items owned and used by employees at their work stations; or

      (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

      Section 3.21 Bank Accounts and Powers of Attorney. Set forth in Schedule
3.21 is an accurate and complete list showing (a) the name of each bank in which the Company has an account, credit line or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

      Section 3.22 Compensation of Employees. Schedule 3.22 is an accurate and complete list showing (a) the names and positions of all employees and consultants, together with a statement of the current annual salary, the bonus compensation paid or payable with respect to calendar year 1998 and 1999, and the material fringe benefits of such employees and exclusive consultants not generally available to all employees of the Company, (b) all bonus compensation paid or payable (whether by agreement, custom or understanding) to any employee of the Company not listed in clause (a) above for services rendered during calendar year 1998 and 1999, and (c) the names of all retired employees, if any, of the Company who are receiving or entitled to receive any healthcare or life insurance benefits or any payments from the Company not covered by any pension plan to which the Company is a party, their ages and current unfunded pension rate, if any. The Company has not, because of past practices or previous commitments with respect to its employees, established any rights on the part of any of its employees to additional compensation with respect to any period after the Closing Date (other than wage increases in the ordinary course of business). The current severance and vacation policy of the Company is set forth on
Schedule 3.22.

      Section 3.23 No Changes Since the Balance Sheet Date. Since the Balance Sheet Date except as specifically stated on Schedule 3.23 or the January 31, 1999 balance sheet, the Company has not (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (ii) permitted any of its assets to be subjected to any Lien, (iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (iv) made any capital expenditure or commitment therefor which individually or in the aggregate exceeded $10,000, (v) declared or paid any dividends or made any distributions on any shares of its capital stock or equivalent thereof, or redeemed, purchased or otherwise acquired any shares of its capital stock or equivalent thereof or granted any option, warrant or other right to purchase or acquire any such shares or equivalent, (vi) made any bonus or profit sharing distribution, (vii) created or incurred any indebtedness for borrowed money; (viii) increased or prepaid its indebtedness for borrowed money, except current borrowings under credit lines listed on Schedule 3.8 from banks in the ordinary course of business or made any loan to any Person, (ix) written down the value of any work-in-process, or written off as uncollectible any notes or accounts receivable, except write-downs and writeoffs in the ordinary course of business, none of which individually or in the aggregate, is material to the Company, (x) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee, (xi) canceled or waived any claims or rights of material value, (xii) made any change in any method of accounting procedures,
(xiii) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business and consistent with past practice, (xiv) amended or terminated any agreement which is material to its business, (xv) renewed, extended or modified any lease of real property, or except in the ordinary course of business, any lease of personal property, (xvi) adopted, amended or terminated any Plan or (xvii) agreed, whether or not in writing, to do any of the foregoing.

      Section 3.24 Corporate Controls. Neither the Company nor the Stockholder, or, to the best knowledge, information and belief of the Stockholder, any officer, authorized agent, employee or any other Person (who is not a Stockholder) while acting on behalf of the Company, has, directly or indirectly: used any corporate fund for unlawful contributions, gifts, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on its books or records; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, or other payment of a similar or comparable nature, to any Person, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained, and the Company has not participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential customers.

      Section 3.25 Brokers. No broker, finder, agent or similar intermediary has acted on behalf of the Stockholder or the Company in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder's fees or similar fees or commissions are payable by the Company or the Stockholder in connection therewith based on any agreement, arrangement or understanding with any of them.

      Section 3.26 Copies of Documents. The Company has caused to be made available for inspection and copying by the Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article III or in any Schedule. Summaries of all material oral contracts contained in Schedule
3.8 are complete and accurate in all material respects.

                                   ARTICLE IV

                        REPRESENTATIONS OF THE PURCHASER

      The Purchaser, represents, warrants and agrees to and with the Stockholder as follows:

      Section 4.1 Existence and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.

      Section 4.2 Execution and Validity of Agreements; Restrictive Documents.

      4.2.1 Execution and Validity. The Purchaser has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

      4.2.2 Restrictive Documents. There is no suit, action, claim, investigation or inquiry by any administrative agency or governmental body, and no legal, administrative or arbitration proceeding pending or, to the Purchaser's best knowledge, information and belief, threatened against the Purchaser or any of the Purchaser's properties or assets, with respect to the execution, delivery and performance of this Agreement or the transactions contemplated hereby or any other agreement entered into by the Purchaser in connection with the transactions contemplated hereby.

      Section 4.3 Non-Contravention; Approvals and Consents.

      4.3.1 Non-Contravention. The execution, delivery and performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby, will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of the Purchaser, or (b) result in the violation by the Purchaser of any Laws or Orders of any Governmental or Regulatory Authority, applicable to the Purchaser or any of its assets or properties, except as would not reasonably be expected to have a Material Adverse Effect, or (c) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Purchaser, under any of the terms, conditions or provisions of any Instruments to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are bound.

      4.3.2 Approvals and Consents. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Instrument to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound for the execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby.

      Section 4.4 CYSP Stock The shares of CYSP Stock to be delivered to the Stockholder pursuant to this Agreement, when delivered as provided herein, will be validly issued and outstanding shares of voting common stock of the Purchaser, fully paid and non-assessable, and will not be subject to preemptive rights of any Person.

      Section 4.5 Brokers. No broker, finder, agent or similar intermediary has acted on behalf of the Purchaser or its affiliates in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finders' fees or similar fees or commissions are payable by the Purchaser or its affiliates in connection therewith based on any agreement, arrangement or understanding with any of them.

      Section 4.6 Copies of Documents; Schedules. The Purchaser has caused to be made available for inspection and copying by the Stockholder and their advisers, true, complete and correct copies of all documents referred to in this Article IV or in any Schedule.

                                    ARTICLE V

                      ACTIONS AT CLOSING BY THE STOCKHOLDER

      Simultaneously herewith:

      Section 5.1 Good Standing Certificates. The Stockholder delivered to the
Purchaser: (a) a copy of the Company's Certificate of Incorporation, including all amendments, certified by the Secretary of State of the Commonwealth of Massachusetts; and (b) a certificate from the Secretary of State of the Commonwealth of Massachusetts to the effect that the Company is in good standing in Massachusetts.

      Section 5.2 Surrender of Certificates. The Stockholder delivered to the Purchaser certificates, representing all of the Shares, together with such other documents and instruments, necessary to permit the Purchaser to acquire the Shares free and clear of any and all Liens, options, trusts, commitments and voting or other restrictions of any kind whatsoever adverse to the Purchaser.

      Section 5.3 Employment Agreement. The Stockholder executed and delivered to the Purchaser an Employment Agreement substantially in the form and to the effect of Exhibit A.

      Section 5.4 Letter of Investment Intent. The Stockholder executed and delivered a Letter of Investment Intent substantially in the form and to the effect of Exhibit C hereto.

      Section 5.5 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto were reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser received copies of all such documents and other evidences as it or its counsel reasonably requested in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                   ARTICLE VI

                       ACTIONS AT CLOSING BY THE PURCHASER

      Simultaneously herewith:

      Section 6.1 Certified Resolutions. The Purchaser delivered to the Stockholder a copy of the resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions and other agreements contemplated hereby, certified to by the Secretary of the Purchaser.

      Section 6.2 Registration Rights Agreement. The Purchaser executed and delivered to the Stockholder the Registration Rights Agreement substantially in the form and to the effect of Exhibit B hereto.

      Section 6.3 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto were reasonably satisfactory in form and substance to the Stockholder and their counsel and the Stockholder received copies of all such documents and other evidences as they or their counsel reasonably requested in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.

                                  ARTICLE VII.

                                OTHER AGREEMENTS.

      Section 7.1 Issuance of CYSP Stock. The CYSP Stock issued to the Stockholder on the date hereof has not been registered under the Securities Act based upon the "private offering exemption" under the Securities Act, in reliance on the Letter of Investment Intent delivered by the Stockholder.

      Section 7.2 Pooling of Interests. The parties hereto agree that it shall be a condition of closing that the transaction contemplated by this Agreement shall meet the requirements to qualify as a pooling for accounting purposes.

      Section 7.3 Sales Tax. All sales taxes arising out of sales made prior to the Closing and not paid prior to the date hereof shall be the responsibility of and shall be paid by the Stockholder.

                                  ARTICLE VIII

                               SURVIVAL; INDEMNITY

      Section 8.1 Survival. Subject to the limitations set forth below and in
Section 8.4 hereof, the respective representations, warranties, covenants and agreements of the Stockholder and the Purchaser contained in this Agreement or in any Schedule, or in any certificate delivered at the Closing, shall survive the Closing. Notwithstanding any right of any party hereto fully to investigate the affairs of any other party, and notwithstanding any knowledge of facts determined or determinable pursuant to such investigation or right of investigation, each party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of any other party contained in this Agreement or in any Schedule furnished by another party or in any certificate delivered at the Closing by any other party.

      Section 8.2 Obligation to Indemnify. Subject to the limitations set forth below and in Section 8.4 hereof, the Stockholder agrees to indemnify the Purchaser and its affiliates (including the Company) and their directors, officers and employees (collectively the "Indemnified Parties") against, and to protect, save and keep harmless the Indemnified Parties from, and to assume liability for, payment of all liabilities (including liabilities for Taxes), obligations, losses, damages, penalties, claims, actions, suits, judgments, settlements, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys', accountants' and expert witnesses' fees) of whatever kind and nature, to the extent not covered by insurance maintained for the benefit of the applicable

Indemnified Parties (collectively, "Losses"), that may be imposed on or incurred by the Indemnified Parties as a consequence of or in connection with (i) any inaccuracy or breach of any representation or warranty or covenant of the Stockholder contained in each Section of Article III of this Agreement, or (ii) the breach of or failure by the Stockholder to perform or discharge any of his obligations under this Agreement. The term "Losses" as used herein is not limited to matters asserted by third parties against an Indemnified Party but includes Losses incurred or sustained by an Indemnified Party in the absence of third party claims.

      Section 8.3 Indemnification Procedures.

      8.3.1 Notice of Asserted Liability. The Purchaser shall promptly give notice (the "Claims Notice") to the Stockholder, of any demand, claim or circumstances which gives rise, or with the lapse of time would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in any Losses (an "Asserted Liability") without regard to the limitations on indemnification set forth in
Section 8.4 below. The Claims Notice shall describe the Asserted Liability in reasonable detail, shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by an Indemnified Party.

      8.3.2 Defense of Asserted Liability. The Stockholder may elect to compromise, settle or defend, at his own expense and by his own counsel (such counsel to be reasonably satisfactory to the Purchaser), any Asserted Liability. If the Stockholder elects to compromise, settle or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) of the Claims Notice notify the Purchaser in writing of his intent to do so and the Purchaser shall cooperate, at the request and expense of the Stockholder, in the settlement or compromise of, or defense against, such Asserted Liability. If the Stockholder elects not to compromise, settle or defend the Asserted Liability, or fails to notify the Purchaser of their election as herein provided, the Purchaser may pay, compromise, settle or defend such Asserted Liability at the expense of the Stockholder and the Stockholder shall be bound by the results obtained by the Purchaser with respect to such third party claim. In no event shall the Stockholder settle or compromise any claim without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. The Purchaser shall have the right to employ its own counsel in any case with respect to an Asserted Liability (which counsel shall assist counsel selected by the Stockholder if one shall have been selected to defend the claim), but the fees and expenses of such counsel shall be at the expense of the Purchaser unless (a) the employment of such counsel shall have been authorized in writing by the Stockholder in connection with the defense of such action, (b) the Stockholder shall not have, as provided above, promptly employed counsel reasonably satisfactory to such Indemnified Party to take charge of the defense of such action, or (c) the Purchaser shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the Stockholder, in any of which events such reasonable fees and expenses shall be borne by the Stockholder and the Stockholder shall not have the right to direct the defense of such action on behalf of the Purchaser in respect of such different or additional defenses. If the Stockholder chooses to defend any claim, the

Purchaser shall make available to him any books, records or other documents within its control that are necessary or appropriate for such defense.

      8.3.3 Control by Purchaser. All decisions and determinations to be made by the Purchaser and/or a Indemnified Party under Article VIII shall be made by Purchaser in the name of and on behalf of the Purchaser or such other Indemnified Party and all such decisions and determinations shall be binding upon the parties hereto and such Indemnified Party.

      Section 8.4 Limitations on Indemnification.

      8.4.1 Indemnity Basket. The Stockholder shall have no obligation to indemnify any Indemnified Party with respect to Losses arising out of any matters referred to in Section 8.2 until such time as the amount of such Losses shall exceed $25,000 in the aggregate (in which case the Stockholder shall be liable for all Losses not just those in excess of $25,000).

      8.4.2 Termination of Indemnification Obligations. The obligation of the Stockholder to indemnify shall terminate and be of no further force and effect on the "Termination Date," which shall occur one year from the Closing Date; provided, however, that claims for Losses arising under Section 8.2 asserted in writing on or prior to the Termination Date shall survive until such claim is finally resolved and any obligations with respect thereto are fully satisfied. No claim for Losses arising under Section 8.2 may be asserted after the Termination Date. No claims by Purchaser or any Indemnified Party may be asserted with respect to any representations, warranties and covenants after three years from the Closing Date.

      8.4.3 Treatment. Any payments to an Indemnified Party under this Article VIII shall be treated by the parties as an adjustment to purchase price.

                                   ARTICLE IX

                                  MISCELLANEOUS

      Section 9.1 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

      Section 9.2 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New Jersey without reference to its conflict of laws provisions.

      Section 9.3 "Person" Defined. "Person" shall mean and include an individual, a Company, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

      Section 9.4 "Knowledge" Defined. Where any representation and warranty contained in this Agreement is expressly qualified by reference to the best knowledge, information and belief of the Stockholder, such term shall be limited to the actual knowledge of the Stockholder and unless otherwise stated such knowledge that would have been discovered by the Stockholder after reasonable inquiry. Where any representation and warranty contained in this Agreement is expressly specified by reference to the best knowledge, information and belief of the Purchaser, such term shall be limited to the actual knowledge of the executive officers of the Purchaser, and unless otherwise stated, such knowledge that would have been discovered by all such Persons after reasonable inquiry.

      Section 9.5 "Affiliate" Defined. As used in this Agreement, an "affiliate" of any Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

      Section 9.6 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

      Section 9.7 Publicity. Subject to the provisions of the next sentence, no party to this Agreement shall, and the Stockholder shall insure that no representative of the Company shall, issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of the Purchaser and the Stockholder. Notwithstanding the foregoing, the foregoing provision shall not apply to the extent that the Purchaser is required to make any announcement relating to or arising out of this Agreement by virtue of the federal securities laws of the United States or the rules and regulations promulgated thereunder or other rules of the Nasdaq National Market, or any announcement by any party or the Company pursuant to applicable law or regulations.

      Section 9.8 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand, (b) three days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) the next business day if sent by facsimile transmission (if receipt is electronically confirmed) or by a prepaid overnight courier service, and in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

      If to the Purchaser, addressed to:

            Cybershop International, Inc.
            116 Newark Avenue
            Jersey City, NJ 07302
            Attention: Jeffrey S. Tauber, Chairman
            Fax: (201) 234-5052

      with a copy to:

            Davis & Gilbert LLP
            1740 Broadway
            New York, New York 10019
            Attention:  Walter M. Epstein, Esq.
            Fax: (212) 468-4888

      If to the Stockholder:

            Mr. Edward Mufson
            375 R. Vanderbilt Avenue
            Norwood, MA 02062
            Fax: _______________

      with a copy to:

            Proskauer Rose LLP
            1581 Broadway
            New York, New York 10038
            Attention:  Arnold Levine, Esq.
            Fax: (212) 969-2900

      Section 9.9 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

      Section 9.10 Severability. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

      Section 9.11 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

      Section 9.12 Entire Agreement. This Agreement, including the other documents referred to herein and the Exhibits and Schedules hereto which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

      Section 9.13 Amendments. This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by the Purchaser and the Stockholder.

      Section 9.14 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and assigns as permitted under Section 9.9.

      Section 9.15 Gender. All words used in this Agreement in the masculine gender shall extend to and shall include the feminine and neuter genders.

      Section 9.16 Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New Jersey or in the United States District Court for New Jersey, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself or himself the process in any action or proceeding by the mailing of copies of such process to such party at its address as set forth in Section 9.8, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that it or he may now or hereafter have to the laying of the venue of any judicial proceeding brought in such courts and any claim that any such judicial proceeding has been brought in an inconvenient forum. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of New Jersey for any purpose except as provided above and shall not be deemed to confer rights on


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

any Person other than the respective parties to this Agreement. EACH PARTY HERETO WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING UNDER THIS AGREEMENT.


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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement, on the day and year first above written.


                                    CYBERSHOP INTERNATIONAL, INC.


                                    By: /s/ Jeffrey S. Tauber
                                        ----------------------------------------
                                        Jeffrey S. Tauber
                                        Chairman of the Board, Chief Executive
                                        Officer and President


                                    THE STOCKHOLDER:


                                    /s/ Edward Mufson
                                    --------------------------------------------
                                    EDWARD MUFSON


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